As filed with the Securities and Exchange Commission on November 14, 2012

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dell Inc.

(Exact name of registrant as specified in its charter)

Delaware	74-2487834
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Dell Way Round Rock, Texas	78682
(Address of Principal Executive Offices)	(Zip Code)

Quest Software, Inc. 1999 Stock Incentive Plan

Quest Software, Inc. 2001 Stock Incentive Plan

V-Kernel Corporation 2007 Equity Incentive Plan

Quest Software, Inc. 2008 Stock Incentive Plan

(Full title of the plan)

Lawrence P. Tu

Senior Vice President and General Counsel

Dell Inc.

One Dell Way

Round Rock, Texas 78682

(Name and address of agent for service)

(512) 338-4400

(Telephone number, including area code, of agent for service)

Copies to:

Janet B. Wright

Vice President-Corporate, Securities

& Finance Counsel

Dell Inc.

One Dell Way

Round Rock, Texas 78682

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.01	4,500	(2)	$5.54	(3)	$24,930	(3)	$4
Common Stock, par value $0.01	15,000	(4)	$4.70	(3)	$70,500	(3)	$10
Common Stock, par value $0.01	57,500	(5)	$1.29	(3)	$74,175	(3)	$11
Common Stock, par value $0.01	20,123,000	(6)	$6.77	(3)	$136,232,710	(3)	$18,583
Total	20,200,000				$136,402,315		$18,608

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares of common stock, $0.01 par value, of the registrant (the “Common Stock”) shown in the table above, an indeterminate number of shares of Common Stock which, by reason of changes in the capitalization of the registrant and other events specified in the Quest Software, Inc. 1999 Stock Incentive Plan, the Quest Software, Inc. 2001 Stock Incentive Plan, the V-Kernel Corporation 2007 Equity Incentive Plan and the Quest Software, Inc. 2008 Stock Incentive Plan (collectively, the “Plans”), may become subject to the Plans.
(2)	Represents the number of shares of Common Stock subject to options granted under the Quest Software, Inc. 1999 Stock Incentive Plan, as assumed by the registrant.
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act, based on the weighted average price per share of Common Stock at which the options outstanding under the applicable Plan may be exercised.
(4)	Represents the number of shares of Common Stock subject to options granted under the Quest Software, Inc. 2001 Stock Incentive Plan, as assumed by the registrant.
(5)	Represents the number of shares of Common Stock subject to options granted under the V-Kernel Corporation 2007 Equity Incentive Plan, as assumed by the registrant.
(6)	Represents the number of shares of Common Stock subject to options granted under the Quest Software, Inc. 2008 Stock Incentive Plan, as assumed by the registrant.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Dell Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of June 30, 2012 (the “Merger Agreement”), among the Company, Diamond Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Quest Software, Inc. (“Quest”), a Delaware corporation, pursuant to which Merger Sub merged with and into Quest (the “Merger”), with Quest continuing as the surviving corporation of the Merger. The Merger became effective on September 27, 2012. In connection with the Merger, the Company assumed certain outstanding stock option awards granted under the Quest 1999 Stock Incentive Plan, the Quest 2001 Stock Incentive Plan, the V-Kernel Corporation 2007 Equity Incentive Plan and the Quest 2008 Stock Incentive Plan (collectively, the “Plans”), which were converted into options to purchase common stock of the Company.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of this registration statement will be sent or given to participants in the Plans. Such documents will not be filed with the Securities and Exchange Commission (the “SEC”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus for each Plan that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company incorporates by reference herein the following documents filed by it with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K, any furnished exhibit related to such information, and any other information that is furnished and not filed:

(1)	the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2012;

(2)	the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended May 4, 2012 and August 3, 2012;

(3)	the Company’s Current Reports on Form 8-K filed on June 12, 2012 (excluding information furnished under Item 7.01 thereof and exhibit furnished under Item 9.01 thereof), July 2, 2012 (excluding information furnished under Item 7.01 thereof and exhibits furnished under Item 9.01 thereof), July 19, 2012 and August 2, 2012; and

(4)	the description of the Company’s common stock (the “Common Stock”) contained in its Current Report on Form 8-K filed on August 10, 2011, including any amendment or report filed for the purpose of updating such description.

In addition, the Company incorporates by reference herein all documents filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K, any furnished exhibit related to such information, and any other information that is furnished and not filed, unless specifically incorporated by reference in this registration statement) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. All such incorporated documents shall be deemed to be a part of this registration statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated into this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable. The Common Stock is registered under Section 12(b) of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The following summarizes certain arrangements by which controlling persons, directors and officers of the Company, a Delaware corporation, are indemnified against liability which they may incur in such capacities.

Delaware General Corporation Law. Section 145(a) of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the Delaware General Corporation Law states that expenses (including attorneys’ fees) incurred by an officer or director of a corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by a corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as provided in Section 145.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation. The Restated Certificate of Incorporation of the Company provides that the Company’s officers and directors are entitled to indemnification from the Company to the fullest extent permitted by the Delaware General Corporation Law.

Bylaws. The Restated Bylaws of the Company provide for the indemnification of the officers and directors of the Company to the fullest extent authorized by the Delaware General Corporation Law. The Restated Bylaws provide that each person who was or is made a party to, or is threatened to be made a party to or is involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was or has agreed to become a director or officer of the Company or is or was serving or has agreed to serve at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, except that the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Company. The Restated Bylaws provide that the right to indemnification conferred by the Restated Bylaws shall include the right to be paid by the Company the expenses incurred in defending any proceeding in advance of its final disposition, except that, if the Delaware General Corporation Law requires, such advancement of expenses shall be made only upon the delivery to the Company of an undertaking to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified.

Indemnification Agreements. The Company has entered into indemnification agreements with each of its officers and directors. Those agreements establish processes and procedures for indemnification claims.

Insurance. The Company maintains directors and officers liability insurance, which covers such persons against certain claims or liabilities arising out of the performance of their duties.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Company herewith files or incorporates by reference to prior filings with the SEC the exhibits set forth below.

Exhibit No.	Description of Exhibit

4.1	Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of the Quarterly Report on Form 10-Q of Dell Inc. (“Dell”) for the fiscal quarter ended April 29, 2011, Commission File No. 0-17017).

4.2	Restated Bylaws, as amended and effective as of August 16, 2010 (incorporated by reference to Exhibit 3.2 of Dell’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 30, 2010, Commission File No. 0-17017).

*4.3	Quest Software, Inc. 1999 Stock Incentive Plan.

*4.4	Quest Software, Inc. 2001 Stock Incentive Plan.

*4.5	V-Kernel Corporation 2007 Equity Incentive Plan.

*4.6	Quest Software, Inc. 2008 Stock Incentive Plan.

*5	Opinion of Hogan Lovells US LLP with respect to the legality of the securities registered hereby.

*23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

*23.2	Consent of Hogan Lovells US LLP (contained in its opinion filed as Exhibit 5).

*24	Power of Attorney (included on the signature page to this registration statement).

*	Filed herewith

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Round Rock, State of Texas, on November 14, 2012.

Dell Inc.

By:	/s/ Michael S. Dell
Michael S. Dell
Chairman of the Board of Directors and Chief Executive Officer (Duly Authorized Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael S. Dell, Lawrence P. Tu, Brian T. Gladden and Janet B. Wright, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement relating to this registration statement under Rule 462 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed as of November 14, 2012 by the following persons in the capacities indicated.

Name	Title

/s/ Michael S. Dell	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
Michael S. Dell

/s/ James W. Breyer	Director
James W. Breyer

/s/ Donald J. Carty	Director
Donald J. Carty

/s/ Janet F. Clark	Director
Janet F. Clark

/s/ Laura Conigliaro	Director
Laura Conigliaro

/s/ Kenneth M. Duberstein	Director
Kenneth M. Duberstein

/s/ William H. Gray, III	Director
William H. Gray, III

Name	Title

/s/ Gerard J. Kleisterlee	Director
Gerard J. Kleisterlee

/s/ Klaus S. Luft	Director
Klaus S. Luft

/s/ Alex J. Mandl	Director
Alex J. Mandl

/s/ Shantanu Narayen	Director
Shantanu Narayen

/s/ H. Ross Perot, Jr.	Director
H. Ross Perot, Jr.

/s/ Brian T. Gladden	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Brian T. Gladden

/s/ Yvonne McGill	Vice President, Corporate Finance and Chief Accounting Officer (Principal Accounting Officer)
Yvonne McGill

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of the Quarterly Report on Form 10-Q of Dell Inc. (“Dell”) for the fiscal quarter ended April 29, 2011, Commission File No. 0-17017).

4.2	Restated Bylaws, as amended and effective as of August 16, 2010 (incorporated by reference to Exhibit 3.2 of Dell’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 30, 2010, Commission File No. 0-17017).

*4.3	Quest Software, Inc. 1999 Stock Incentive Plan.

*4.4	Quest Software, Inc. 2001 Stock Incentive Plan.

*4.5	V-Kernel Corporation 2007 Equity Incentive Plan.

*4.6	Quest Software, Inc. 2008 Stock Incentive Plan.

*5	Opinion of Hogan Lovells US LLP with respect to the legality of the securities registered hereby.

*23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

*23.2	Consent of Hogan Lovells US LLP (contained in its opinion filed as Exhibit 5).

*24	Power of Attorney (included on the signature page to this registration statement).

*	Filed herewith

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